UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 19, 2008

Corporate Outfitters, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-144973	56-2646797
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3327 West Indian Trail Road, Suite 152, Spokane, WA	99208
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	509-290-2847
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2008, Corporate Outfitters, Inc. (the “Company”) accepted the resignation of David Taigen as Corporate Secretary and subsequently appointed Sarah R. Kunkle to serve as its Corporate Secretary effective immediately. Ms. Kunkle is 26 years of age and has been involved with the pursuit of a degree in dental hygiene. She graduated from Sheldon High School in Eugene Oregon and Portland Community College in Portland, Oregon. She is currently enrolled at Indian River State College in Vero Beach, Florida. Ms. Kunkle is an investor in several startup companies and is expected to bring this experience to the Company.

There is no family relationship between Ms. Krunkle and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Ms. Krunkel had or will have a direct or indirect material interest.  As a condition of her appointment, Ms. Krunkle will receive no annual base salary.   Ms. Krunkle is the current beneficial owner of 330,000 shares of our common stock, representing less than 5% of the currently issued and outstanding shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corporate Outfitters, Inc. (Registrant)

Date: August 19, 2008
	By:	/s/ David Taigen
David Taigen
Chief Executive Officer Chief Financial Officer